Exhibit 10.10

SCHEDULE OF EXECUTIVES WITH MANAGEMENT CONTINUITY AGREEMENTS

Title	Name	Years /Comp*	Excise Tax Gross Up?
Executive Chairman	Stephen D. Newlin	3	Y
President and Chief Executive Officer	Robert M. Patterson	3	Y
Executive Vice President, Chief Financial Officer	Bradley C. Richardson	2	N
Senior Vice President, President of Distribution	Mark D. Crist	2	N
Senior Vice President, President of Performance Products and Solutions	Michael A. Garratt	2	N
Senior Vice President, Chief Commercial Officer	Michael E. Kahler	3	Y
Senior Vice President, President of Designed Structures and Solutions	Julie McAlindon	2	N
Senior Vice President, Global Operations and Process Improvement	M. John Midea, Jr.	2	N
Senior Vice President, President of Global Specialty Engineered Materials	Craig M. Nikrant	2	N
Senior Vice President, Chief Human Resources Officer	Ana Rodriguez	2	N
Senior Vice President, President of Global Color, Additives and Inks	John V. Van Hulle	2	N
* Years of compensation payable upon change of control